Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Veritex and Green and give effect to the Veritex acquisition of Sovereign Bancshares, Inc., or Sovereign, on August 1, 2017, which we refer to as the Sovereign acquisition, including pro forma assumptions and adjustments related to the Sovereign acquisition, and the potential merger of Veritex and Green, including pro forma assumptions and adjustments related to the merger transactions, as described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the merger transactions occurred on June 30, 2018. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2017 and the six months ended June 30, 2018 are presented as if the merger transactions and the Sovereign acquisition each occurred on January 1, 2017. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the merger transactions and the Sovereign acquisition and, with respect to the statements of earnings only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. Veritex is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Green to conform to the presentation in Veritex’s financial statements.

A final determination of the fair values of Green’s assets and liabilities, which cannot be made prior to the completion of the merger transactions, will be based on the actual net tangible and intangible assets of Green that exist as of the date of completion of the merger transactions. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of Veritex common stock on the closing date of the merger. The closing price of Veritex common stock on August 27, 2018 was used for purposes of presenting the pro forma condensed combined financial information.

In connection with the plan to integrate the operations of Veritex and Green following the completion of the merger transactions, Veritex anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Veritex is not able to determine the timing, nature and amount of these charges as of the date of this Current Report on Form 8-K. However, these charges will affect the results of operations of Veritex and Green, as well as those of the combined company following the completion of the merger transactions, in the period in which they are recorded. The unaudited pro forma condensed combined statements of earnings do not include the effects of the costs associated with any restructuring or integration activities resulting from the merger transactions, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of Veritex and Green or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger transactions may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•                  changes in the trading price for Veritex common stock;

•                  net cash used or generated in Veritex’s or Green’s respective operations between the signing of the merger agreement and completion of the merger transactions;

•                  changes in the fair values of Veritex’s or Green’s respective assets and liabilities;

•                  other changes in Veritex’s or Green’s respective net assets that occur prior to the completion of the merger transactions, which could cause material changes in the information presented below; and

•                  the actual financial results of the combined company.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger transactions been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•                  the accompanying notes to the unaudited pro forma condensed combined financial statements;

•                  Veritex’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Veritex’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein;

•                  Green’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Green’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein;

•                  Veritex’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2018, included in Veritex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein;

•                  Green’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2018, included in Green’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein; and

•                  Sovereign’s separate unaudited historical consolidated financial statements and accompanying notes as of the for the six months ended June 30, 2017, included in Veritex’s Current Report on Form 8-K filed with the SEC on August 1, 2017, incorporated by reference herein.

VERITEX HOLDINGS, INC./GREEN BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2018

(In thousands)

	Six Months Ended June 30, 2018
	Veritex	Green			Pro Forma
	6/30/2018 (as reported)	6/30/2018 (as reported)	Pro Forma Adjustments	Notes	6/30/2018 Combined
ASSETS
Cash and cash equivalents	$146,740	$231,251	$(41,163)	(A)	$336,828
Investment securities	252,187	699,863	(537)	(B)	951,513
Loans held for sale	453	4,992	—		5,445
Loans, net	2,404,044	3,187,022	(28,203)	(C)	5,562,863
Accrued interest receivable	8,137	11,855	—		19,992
Bank-owned life insurance	21,767	56,066	—		77,833
Bank premises, furniture and equipment, net	76,348	29,178	(3,000)	(D)	102,526
Non-marketable equity securities	27,086	42,962	—		70,048
Investment in unconsolidated subsidiary	352	—	—		352
Other real estate owned and repossessed assets	—	802	(802)	(E)	—
Intangible assets, net	17,482	7,881	33,901	(F)	59,264
Goodwill	161,447	85,291	501,424	(G)	748,162
Other assets	15,831	34,514	10,922	(H)	61,267
Branch assets held for sale	$1,753	$—	$—		$1,753
Total assets	$3,133,627	$4,391,677	$472,542		$7,997,846
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$611,315	$824,753	$—		$1,436,068
Interest-bearing	1,879,103	2,601,297	6,979	(I)	4,487,379
Total deposits	2,490,418	3,426,050	6,979		5,923,447
Accounts payable and accrued expenses	4,130	9,669	—		13,799
Accrued interest payable and other liabilities	5,856	12,305	—		18,161
Securities sold under agreements to repurchase	—	4,141	—		4,141
Advances from Federal Home Loan Bank	108,092	412,000	—		520,092
Junior subordinated debentures	11,702	14,238	4,505	(J)	30,445
Subordinated notes	4,988	33,781	3,568	(K)	42,337
Total liabilities	2,625,186	3,912,184	15,052		6,552,422
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	242	375	(76)	(L)	541
Additional paid-in capital	447,234	392,010	565,950	(M)	1,405,194
Retained earnings	65,208	106,416	(127,692)	(N)	43,932
Unallocated Employee Stock Ownership Plan shares	(106)	—	—		(106)
Accumulated other comprehensive income (loss)	(4,067)	(18,055)	18,055	(O)	(4,067)
Treasury stock	(70)	(1,253)	1,253	(P)	(70)
Total stockholders’ equity	508,441	479,493	457,490		1,445,424
Total liabilities and stockholders’ equity	$3,133,627	$4,391,677	$472,542		$7,997,846

Balance Sheet Pro Forma Accounting Adjustments Notes as of June 30, 2018

(A)	Adjustments to cash and cash equivalents:
	To reflect Green’s estimated transaction costs comprised of change in control and severance payments of $8.7 million, investment banker fees of $9.1 million and other transaction costs of $3.8 million	$(21,626)
	To reflect Veritex’s estimated transaction costs comprised of change in control and severance and retention payments of $7.0 million, investment banker fees of $6.3 million, and other transaction costs of $5.2 million	(18,530)
	To reflect $1.0 million cash portion of merger consideration	(1,007)
		$(41,163)
(B)	Adjustment to investment securities:
	To reflect estimated fair value of held for sale investment securities	(537)
(C)	Adjustment to loans, net:
	To eliminate Green’s allowance for loan loss	$35,086
	To reflect estimated fair value of loan portfolio comprised of a credit mark of $53.7 million and an interest rate mark of $23.5 million	(77,152)
	To eliminate Green’s ASC 310-20 fees and acquired loans net purchase discount	13,863
		$(28,203)
(D)	Adjustment to bank premises, furniture and equipment, net:
	To reflect estimated fair value of bank premises, furniture and equipment	$(3,000)
(E)	Adjustment to other real estate owned and repossessed assets:
	To reflect estimated fair value of other real estate owned and repossessed assets	$(802)
(F)	Adjustment to intangible assets, net:
	To eliminate Green’s core deposit intangible (CDI)	$(7,881)
	To reflect estimated fair value of CDI in the merger calculated using 2.00% of the acquired non-time deposits	41,782
		$33,901
(G)	Adjustment to goodwill:
	To eliminate Green’s historical goodwill	$(85,291)
	To reflect goodwill for amount of consideration assumed in excess of fair value of assets received and liabilities assumed	586,715
		$501,424
(H)	Adjustments to other assets:
	To reflect Green’s current tax recoverable from estimated transaction costs which is comprised of $10.5 million of estimated non-facilitative transaction costs and a deductible $6.4 million success-based investment banker fee using the 70% safe harbor election multiplied by a tax rate of 21%	$3,548
	To reflect Veritex’s current tax recoverable from estimated transaction costs which is comprised of $18.2 million of estimated non-facilitative transaction costs and a deductible $3.2 million success-based investment banker fee using the 70% safe harbor election multiplied by a tax rate of 21%	4,499
	To reflect fair market value adjustment on deferred tax accounts	2,875
		$10,922

(I)	Adjustments to interest-bearing deposits:
	To reflect estimated fair value of deposits based on current interest rates	$6,979
(J)	Adjustment to junior subordinated debentures:
	To eliminate Green’s discount on junior subordinated debentures	$7,928
	To reflect estimated fair value of junior subordinated debentures	(3,423)
		$4,505
(K)	Adjustment to subordinated notes:
	To reflect estimated fair value of subordinated notes	$3,568
(L)	Adjustment to common stock:
	To eliminate Green’s common stock	$(375)
	To reflect issuance of 29,855,440 shares of Veritex common stock in the merger	299
		$(76)
(M)	Adjustment to additional paid-in capital:
	To eliminate Green’s additional paid-in capital	$(392,010)
	To reflect issuance of 29,855,440 shares of Veritex common stock in the merger	916,561
	To reflect 1,112,154 shares of Veritex common stock subject to stock options that Veritex is obligated to replace in the merger	34,154
	To reflect estimated accelerated stock-based compensation for Veritex’s outstanding awards upon the change in control	$7,245
		$565,950
(N)	Adjustment to retained earnings:
	To eliminate Green’s retained earnings	$(88,338)
	To reflect Green’s estimated transaction costs, net of tax	(18,078)
	To reflect Veritex’s estimated transaction costs, net of tax	(21,276)
		$(127,692)
(O)	Adjustment to accumulated other comprehensive income:
	To eliminate Green’s accumulated other comprehensive income	$18,055
(P)	Adjustment to treasury stock:
	To eliminate Green’s treasury stock	$1,253

The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities assumed in the merger (in thousands, except for per share data):

Pro forma stock consideration:
Green common shares outstanding of 37,289,477 as of June 30, 2018 at exchange ratio of 0.79		29,458,687
Green RSU awards outstanding of 502,181 as of June 30, 2018 at exchange ratio of 0.79		396,723
Green stock options outstanding of 1,407,790 as of June 30, 2018 at exchange ratio of 0.79		1,112,154
Price per share, based upon Veritex closing price as of August 27, 2018		$30.71
Total pro forma stock consideration		$951,014
Pro forma cash consideration:
Green SAR awards outstanding of 41,500 as of June 30, 2018 at exchange ratio of 0.79		32,785
Price per share, based upon Veritex closing price as of August 27, 2018		$30.71
Total pro forma cash consideration		$1,007
Total pro forma purchase price		$952,021
Assets of acquired bank:
Cash and cash equivalents	$209,625
Investment securities	699,326
Loans held for sale	4,992
Loans	3,158,819
Accrued interest receivable	11,855
Bank-owned life insurance	56,066
Bank premises, furniture and equipment	26,178
Non-marketable equity securities	42,962
Other real estate owned	—
Intangible assets	41,782
Other assets	40,937
Total assets acquired	4,292,542
Liabilities of acquired bank:
Deposits	3,433,029
Accounts payable and accrued expenses	9,669
Accrued interest payable and other liabilities	12,305
Securities sold under agreements to repurchase	4,141
Advances from Federal Home Loan Bank	412,000
Junior subordinated debentures	18,743
Subordinated debt	37,349
Total liabilities acquired	3,927,236
Net assets acquired		365,306
Preliminary pro forma goodwill		$586,715

VERITEX HOLDINGS, INC./GREEN BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

SIX MONTHS ENDED JUNE 30, 2018

(In thousands, except per share information)

	Six Months Ended June 30, 2018
	Veritex	Green			Pro Forma
	6/30/2018 (as reported)	6/30/2018 (as reported)	Pro Forma Adjustments	Notes	6/30/2018 Combined
Interest income:
Interest and fees on loans	$64,358	$86,278	$4,932	(A)	$155,568
Interest on investment securities	2,975	9,292	—		12,267
Interest on deposits in other banks	1,300	1,152	—		2,452
Interest on other	9	641	—		650
Total interest income	68,642	97,363	4,932		170,937
Interest expense:
Interest on deposit accounts	10,745	14,270	(4,839)	(B)	20,176
Interest on borrowings	1,171	5,090	(342)	(C)	5,919
Total interest expense	11,916	19,360	(5,181)		26,095
Net interest income	56,726	78,003	10,113		144,842
Provision for loan losses	2,182	11,560	—		13,742
Net interest income after provision for loan losses	54,544	66,443	10,113		131,100
Noninterest income:
Service charges and fees on deposit and loan accounts	1,779	6,802	—		8,581
Gain on sales of investment securities	12	66	—		78
Gain on sales of loans	997	2,053	—		3,050
Loss on sales of other assets owned	—	—	—		—
Bank-owned life insurance	381	764	—		1,145
Other	2,204	958	—		3,162
Total noninterest income	5,373	10,643	—		16,016
Noninterest expense:
Salaries and employee benefits	15,832	27,241	—		43,073
Occupancy and equipment	5,377	4,285	—		9,662
Professional fees	3,505	3,349	—		6,854
Data processing and software expense	1,904	3,025	—		4,929
FDIC assessment fees	538	1,084	—		1,622
Marketing	907	433	—		1,340
Other assets owned expenses and write-downs	172	16	—		188
Amortization of intangibles	1,834	623	3,175	(D)	5,632
Telephone and communications	840	449	—		1,289
Other	2,566	4,193	—		6,759
Total noninterest expense	33,475	44,698	3,175		81,348
Net income from operations	26,442	32,388	6,938		65,768
Income tax expense	5,861	6,605	1,456	(E)	13,922
Net income	20,581	25,783	5,482		51,846
Basic earnings per share	$0.85				$0.96
Diluted earnings per share	$0.84				$0.94
Weighted-average shares outstanding for basic EPS	24,139		29,855	(F)	53,994
Adjusted weighted-average shares outstanding for diluted EPS	24,527		30,627	(F)	55,154

Income Statement Pro Forma Accounting Adjustments Notes for the Six Months Ended June 30, 2018

(A)	Adjustments to interest and fees on loans:

	To eliminate Green’s accretion on acquired loans	$(2,943)
	To eliminate Green’s interest income recognized on estimated purchased credit impaired loans	$(731)
	To reflect the interest income for accretion on purchased performing acquired loans based on estimated fair market value adjustment	$7,277
	To reflect the interest income for accretion on purchased credit impaired loans based on estimated fair market value adjustment	$1,329
		$4,932
(B)	Adjustments to interest on deposit accounts:

	To reflect the accretion of the deposit premium based on estimated fair value market value adjustments	$(4,839)

(C)	Adjustments to interest on borrowings:

	To eliminate Green’s amortization of the discount on Green’s junior subordinated debentures and subordinated debt	$(210)
	To reflect the amortization of the discount on Green’s junior subordinated debentures and subordinated debt	$(132)
		$(342)
(D)	Adjustment to amortization of intangibles:

	To eliminate Green’s amortization of CDI	$(623)
	To reflect the estimated amortization of CDI based on a 10 year life using an accelerated method	$3,798
		$3,175
(E)	Adjustment to income tax expense:

	To reflect the tax adjustment related to other pro forma adjustments calculated at a 21% rate	$1,456

(F)	Adjustment to weighted-average shares:

	To reflect the increase in the weighted-average shares in connection with the issuance of 29,855,440 shares of Veritex common stock in the merger (comprised of 29.5 million shares that reflect outstanding Green common stock plus 0.4 million shares that reflect Green RSU awards that fully vest upon closing of the merger)	29,855
	To reflect the dilution effect of 772 thousand shares of Veritex common stock subject to stock options that Veritex is obligated to replace in the merger	30,627

VERITEX HOLDINGS, INC./GREEN BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2017

(In thousands, except per share information)

	Year Ended December 31, 2017
	Veritex	Sovereign Bancshares, Inc.			Green			Pro Forma
	12/31/2017 (as reported)	7/31/2017	Adjustments	Notes	12/31/2017 (as reported)	Adjustments	Notes	12/31/2017 Combined
Interest income:
Interest and fees on loans	$73,795	$22,198	$3,930	(A)	$154,266	$8,310	(H)	$262,499
Interest on investment securities	3,462	2,665	—		15,294	—		21,421
Interest on deposits in other banks	2,287	112	—		1,843	—		4,242
Interest on other	8	50	—		847	—		905
Total interest income	79,552	25,025	3,930		172,250	8,310		289,067
Interest expense:
Interest on deposit accounts	9,878	3,265	274	(B)	24,750	(6,228)	(I)	31,939
Interest on borrowings	1,166	725	—		6,453	(684)	(J)	7,660
Total interest expense	11,044	3,990	274		31,203	(6,912)		39,599
Net interest income	68,508	21,035	3,656		141,047	15,222		249,468
Provision for loan losses	5,114	281	—		14,360	—		19,755
Net interest income after provision for loan losses	63,394	20,754	3,656		126,687	15,222		229,713
Noninterest income:
Service charges and fees on deposit and loan accounts	2,502	362	—		12,618	—		15,482
Gain (loss) on sales of investment securities	222	—	—		(38)	—		184
Gain on sales of loans	3,141	95	—		3,447	—		6,683
Loss on sales of other real estate owned	—	—	—		—	—		—
Bank-owned life insurance	753	—	—		917	—		1,670
Other	958	397	—		1,568	—		2,923
Total noninterest income	7,576	854	—		18,512	—		26,942
Noninterest expense:
Salaries and employee benefits	20,828	21,023	(12,606)	(C)	52,542	—		81,787
Occupancy and equipment	5,618	1,865	—		8,105	—		15,588
Professional fees	5,672	2,771	(1,960)	(D)	6,231	—		12,714
Data processing and software expense	2,217	858	—		5,115	—		8,190
FDIC assessment fees	1,177	412	—		2,637	—		4,226
Marketing	1,293	—	—		775	—		2,068
Other assets owned expenses and write-downs	182	495	—		—	—		677
Amortization of intangibles	964	—	469	(E)	1,472	6,125	(K)	9,030
Telephone and communications	720	503	—		809	—		2,032
Other	4,118	3,459	(2,324)	(F)	6,413	—		11,666
Total noninterest expense	42,789	31,386	(16,421)		84,099	6,125		147,978
Net income from operations	28,181	(9,778)	20,077		61,100	9,097		108,677
Income tax expense	13,029	(3,365)	6,652	(G)	26,964	1,910	(L)	45,190
Net income	15,152	(6,413)	13,425		34,136	7,187		63,487
Preferred stock dividends	42	—	—		—	—		42
Net income available to common stockholders	$15,110	$(6,413)	$13,425		$34,136	$7,187		$63,445
Basic earnings per share	$0.82							$1.31
Diluted earnings per share	$0.80							$1.28
Weighted-average shares outstanding for basic EPS	18,404					29,855	(M)	48,259
Adjusted weighted-average shares outstanding for diluted EPS	18,810					30,627	(M)	49,437

Income Statement Pro Forma Accounting Adjustments Notes for the Year Ended December 31, 2017

Sovereign Pro Forma Adjustments:

(A)	Adjustment to interest and fees on loans:
	To reflect the interest income for accretion on purchased performing acquired loans based on recorded fair market value adjustment	$1,965
	To reflect the interest income for accretion on purchased credit impaired loans based on recorded fair market value adjustment	1,965
		$3,930
(B)	Adjustment to interest on deposit accounts:
	To reflect the amortization on time deposits based on recorded fair market value adjustment	274
(C)	Adjustment to salaries and employee benefits:
	To reflect the change in control payments paid by Sovereign in connection with the Sovereign acquisition	(12,606)
(D)	Adjustment to professional fees:
	To reflect the broker fees paid by Sovereign in connection with the Sovereign acquisition	(1,960)
(E)	Adjustment to amortization of intangibles:
	To reflect the recorded amortization of CDI using an accelerated method	469
(F)	Adjustment to other non-interest expense:
	To reflect the transaction costs paid by Sovereign in connection with the Sovereign acquisition	(2,324)
(G)	Adjustment to income tax expense:
	To reflect the tax adjustment related to other pro forma adjustments calculated at a 35% rate including $1.0 million of non-deductible success-based investment banker fees and transaction costs	6,652

Green Pro Forma Adjustments:

(H)	Adjustments to interest and fees on loans:
	To eliminate Green’s accretion on acquired loans	$(4,783)
	To eliminate Green’s interest income recognized on estimated purchased credit impaired loans	$(2,029)
	To reflect the interest income for accretion on purchased performing acquired loans based on estimated fair market value adjustment	$12,465
	To reflect the interest income for accretion on purchased credit impaired loans based on estimated fair market value adjustment	$2,657
		$8,310
(I)	Adjustments to interest on deposit accounts:
	To reflect the accretion of the deposit premium based on estimated fair value market value adjustments	$(6,228)
(J)	Adjustments to interest on borrowings:
	To eliminate Green’s amortization of the discount on Green’s junior subordinated debentures and subordinated debt	$(420)
	To reflect the amortization of the discount on Green’s junior subordinated debentures and subordinated debt	$(264)
		$(684)
(K)	Adjustment to amortization of intangibles:
	To eliminate Green’s amortization of CDI	$(1,472)
	To reflect the estimated amortization of acquired CDI based on a 10 year life using an accelerated method	$7,597
		$6,125

(L)	Adjustment to income tax expense:
	To reflect the tax adjustment related to other pro forma adjustments calculated at a 35% rate	$1,910

(M)	Adjustment to weighted-average shares:
	To reflect the increase in the weighted-average shares in connection with the issuance of 29,855,440 shares of Veritex common stock in the merger (comprised of 29.5 million shares that reflect outstanding Green common stock plus 0.4 million shares that reflect Green RSU awards that fully vest upon closing of the merger)	29,855
	To reflect the dilution effect of 772 thousand shares of Veritex common stock subject to stock options that Veritex is obligated to replace in the merger	30,627